As filed with the Securities and Exchange Commission on March 9, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGITAL REALTY TRUST, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	26-0081711
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Four Embarcadero Center, Suite 3200 San Francisco, California	94111
(Address of Principal Executive Offices)	(Zip Code)

InterXion Holding N.V. 2013 Amended International Equity Based Incentive Plan

InterXion Holding N.V. 2017 Executive Director Long Term Incentive Plan

(Full Title of the Plan)

Andrew P. Power

Chief Financial Officer

Digital Realty Trust, Inc.

Four Embarcadero Center, Suite 3200

San Francisco, California 94111

(415) 738-6500

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Julian T.H. Kleindorfer, Esq.

Latham & Watkins LLP

355 S. Grand Ave.

Los Angeles, CA 90071-1560

(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Title of Plan	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	InterXion Holding N.V. 2013 Amended International Equity Based Incentive Plan	390,305	$125.69	$49,057,435.45	$6,367.66
Common Stock, par value $0.01 per share	InterXion Holding N.V. 2017 Executive Director Long Term Incentive Plan	188,383	$125.69	$23,677,859.27	$3,073.39
Total		578,688		$72,735,294.72	$9,441.05

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued pursuant to the InterXion Holding N.V. 2013 Amended International Equity Based Incentive Plan (the “2013 Plan”) and InterXion Holding N.V. 2017 Executive Director Long Term Incentive Plan (the “2017 Plan” and, together with the 2013 Plan, the “INXN Plans”) from stock splits, stock dividends or similar transactions with respect to the common stock, par value $0.01 per share (“Common Stock”), of Digital Realty Trust, Inc. (the “Registrant”).

(2)

Represents 578,688 shares of Common Stock issuable pursuant to outstanding awards granted under the INXN Plans that were assumed by the Registrant and converted into adjusted equity-based awards in respect of Common Stock upon the closing of the exchange offer (the “Offer”) to purchase all outstanding ordinary shares, nominal value €0.10 per share, of InterXion Holding N.V. (“INXN”) by Digital Intrepid Holding B.V. (“Buyer”), an indirect subsidiary of the Registrant, which consist of: (i) 390,305 shares of Common Stock subject to restricted stock units converted from outstanding awards under the 2013 Plan, and (ii) 188,383 shares of Common Stock subject to restricted stock units converted from outstanding awards under the 2017 Plan.

(3)

Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of Common Stock reported by the New York Stock Exchange on March 6, 2020.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) relates to 578,688 shares of the Registrant’s Common Stock issuable pursuant to awards granted under the INXN Plans that were assumed by the Registrant and converted into adjusted equity-based awards in respect of Common Stock.

On March 9, 2020, in connection with the Purchase Agreement, dated as of October 29, 2019, as amended on January 23, 2020 (and as amended from time to time, the “Purchase Agreement”), by and among the Registrant, INXN and Buyer, Buyer completed the Offer contemplated thereby, and INXN became an indirect subsidiary of the Registrant.

In connection with the completion of the Offer, the outstanding awards granted under the INXN Plans were assumed by the Registrant and converted into adjusted equity-based awards in respect of Common Stock in accordance with the terms of the Purchase Agreement. All such awards will continue to be governed by the terms of the applicable INXN Plan and underlying award agreement evidencing such award.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered in accordance with Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows the Registrant to incorporate by reference the information the Registrant files with it, which means that the Registrant can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the SEC will automatically update and supersede this information. The Registrant incorporates by reference the following documents that the Registrant has filed, or may file, with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

•

Current Reports on Form 8-K, filed on January 7, 2020 (as amended on January 25, 2020), January  8, 2020 (with respect to Item 8.01 only), January  9, 2020 (with respect to Item 8.01 only), January  17, 2020, January  27, 2020, February  18, 2020, February  25, 2020, February  28, 2020, March 9, 2020 and March 9, 2020.

•	Proxy Statement for the Registrant’s 2019 Annual Meeting of Stockholders, on Schedule 14A filed with the SEC on April 1, 2019.

•

Description of Digital Realty Trust, Inc.’s common stock, par value $0.01 per share, contained in Digital Realty Trust, Inc.’s Registration Statement on Form 8-A filed on October 28, 2004 (file number 001-32336), including any amendment or reports filed for the purpose of updating this description. Form S-11, as amended (File No. 333-117865) originally filed on August 2, 2004

In addition, all documents the Registrant files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any information that the Registrant later files with the SEC will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information “furnished” to the SEC pursuant to applicable rules and regulations be deemed incorporated herein by reference unless such information expressly provides to the contrary.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s charter contains a provision permitted under the Maryland General Corporation Law (“MGCL”) that eliminates each director’s and officer’s personal liability to the Registrant and the Registrant’s stockholders for monetary damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The MGCL requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Registrant’s charter authorizes the Registrant to obligate and the Registrant’s bylaws obligate the Registrant, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The Registrant’s charter and bylaws also permit the Registrant to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant.

The Registrant has entered into indemnification agreements with each of its executive officers and directors whereby it indemnifies such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order the Registrant to indemnify such executive officer or director.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Digital Realty Trust, L.P., the partnership in which the Registrant is the sole general partner.

Item 8.	Exhibits.

A list of exhibits filed with this Registration Statement is contained in the exhibits index, which is incorporated by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Amendment and Restatement of Digital Realty Trust, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Combined Annual Report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. (File Nos. 001-32336 and 000-54023) filed on March 2, 2020).

4.2	Articles of Amendment of Digital Realty Trust, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Digital Realty Trust, Inc. (File No. 001-32336) filed on March 9, 2020).

4.3	Eighth Amended and Restated Bylaws of Digital Realty Trust, Inc. (incorporated by reference to the Combined Annual Report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. (File Nos. 001-32336 and 000-54023) filed on February 25, 2019).

4.4*	InterXion Holding N.V. 2013 Amended International Equity Based Incentive Plan.

4.5*	InterXion Holding N.V. 2017 Executive Director Long Term Incentive Plan.

5.1*	Opinion of Venable LLP.

23.1*	Consent of Venable LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 9, 2020.

DIGITAL REALTY TRUST, INC.

By:	/s / A. William Stein
A. William Stein Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A. William Stein, Andrew P. Power and Joshua A. Mills, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Laurence A. Chapman Laurence A. Chapman	Chairman of the Board	March 9, 2020

/s/ A. William Stein A. William Stein	Chief Executive Officer and Director (Principal Executive Officer)	March 9, 2020

/s/ Andrew P. Power Andrew P. Power	Chief Financial Officer (Principal Financial Officer)	March 9, 2020

/s/ Edward F. Sham Edward F. Sham	Chief Accounting Officer (Principal Accounting Officer)	March 9, 2020

/s/ Alexis Black Bjorlin Alexis Black Bjorlin	Director	March 9, 2020

/s/ Michael A. Coke Michael A. Coke	Director	March 9, 2020

/s/ VeraLinn Jamieson VeraLinn Jamieson	Director	March 9, 2020

/s/ Kevin J. Kennedy Kevin J. Kennedy	Director	March 9, 2020

/s/ William G. LaPerch William G. LaPerch	Director	March 9, 2020

Jean F.H.P. Mandeville	Director	March 9, 2020

/s/ Afshin Mohebbi Afshin Mohebbi	Director	March 9, 2020

/s/ Mark R. Patterson Mark R. Patterson	Director	March 9, 2020

/s/ Mary Hogan Preusse Mary Hogan Preusse	Director	March 9, 2020

/s/ Dennis E. Singleton Dennis E. Singleton	Director	March 9, 2020